UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2007

VISEON, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-27106	41-1767211
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of Incorporation)		Identification Number)

P.O. Box 797722
Dallas, Texas 75379-7722
(Address of principal executive offices)

Registrant's telephone number, including area code: (972) 220-1500

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 4.01 Changes in Registrant’s Certifying Accountant.

On February 2, 2007, the Audit Committee of the Board of Directors (the “Board”) of Viseon, Inc., a Nevada corporation (“Viseon”), received notice from Virchow, Krause & Company, LLP, independent registered public accounting firm (“Virchow”), stating that Virchow intended to resign as Viseon’s principal accountants.

Other than going concern qualifications, the reports of Virchow on the consolidated financial statements of Viseon as of and for the fiscal years ended June 30, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2006 and 2005, and through February 2, 2007, Viseon had no disagreements with Virchow on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Virchow’s satisfaction, would have caused Virchow to make reference to the subject matter of the disagreement in its reports on Viseon’s consolidated financial statements for such periods.

On February 2, 2007, upon the approval and authorization of the Board and the Audit Committee of the Board, Viseon engaged Carver, Moquist and O’Connor, LLC (“CMO”) as Viseon’s principal accountants. No consultations occurred between Viseon and CMO during the fiscal years ended June 30, 2006 or 2005 or through February 2, 2007 regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on Viseon’s consolidated financial statements or other information that CMO concluded was an important factor considered by Viseon in reaching a decision as to an accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of disagreement or a reportable event requiring disclosure under Item 304(a)(1)(iv) of Regulation S-B.

On February 6, 2007, Viseon provided Virchow with a copy of the foregoing disclosures and requested that Virchow furnish Viseon with a letter addressed to the Securities and Exchange Commission stating whether it agrees with such disclosures. A copy of the letter Virchow furnished in response to that request is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

Viseon is obligated to pay dividends on its outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on a quarterly basis, which may be paid in shares of Viseon common stock at the option of Viseon. Currently, the amount of dividends payable on the outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is $235,000 per year and $940,000 per year, respectively.

On February 1, 2007, quarterly dividends for the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, in the amount of $58,750 and $235,000, respectively, were due and payable by Viseon to the holders of those outstanding shares. However, Viseon has determined that it does not have sufficient funds at this time to pay the dividends in cash, nor a sufficient number of authorized shares of its common stock to pay those dividends by the issuance of shares. As a result, Viseon does not intend to make the required February 1 dividend payments for its outstanding shares of preferred stock. Viseon does not anticipate having sufficient funds available to make the February 1 dividend payment, or any upcoming dividend payments, in cash at any time in the foreseeable future. Additionally, Viseon and its board of directors have not requested that the Viseon shareholders approve the authorization of additional shares, and until additional shares of Viseon’s common stock are authorized for issuance, Viseon will not be able to pay any future preferred stock dividends through the issuance of its shares of common stock. Therefore, Viseon does not anticipate making any dividend payments, whether in cash or in shares of Viseon common stock, in the foreseeable future.

If Viseon fails to make two dividend payments to the holders of the outstanding shares Series A Convertible Preferred Stock, then those shareholders will have the right to elect their own director to serve on the board of directors of Viseon pursuant to the certificate of designation for the Series A Convertible Preferred Stock. The holders of Series B Convertible Preferred Stock do not have similar rights.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter from Virchow, Krause & Company, LLC to the Securities and Exchange Commission, dated February 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISEON, INC.

Date: February 8, 2007	By:	/s/ Brian R. Day
Brian R. Day
Chief Financial Officer